SEARCHLIGHT MINERALS CORP. PROVIDES UPDATE ON CLARKDALE
SLAG PROJECT

HENDERSON, Nevada (August 21, 2009) — Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”), an exploration stage minerals company focused on the acquisition and development of projects in the southwestern United States, today provided the following review and update regarding activities at its Clarkdale Slag Project in north-central Arizona (the “Project”).

Highlights and Milestones:

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The Company’s technical team has proven, to management’s satisfaction, that the Crushing/Grinding circuit effectively liberates gold, silver, copper and zinc from the slag material at the Project. The technical team believes that the most significant risk to the success of the Project involves the capabilities of the Crushing/Grinding circuit. Therefore, management considers this a significant milestone in the development of the Project.

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Since start-up commenced in early 2009, over 125 batch and/or continuous runs of up to 16 hours have been completed through the Crushing/Grinding circuit at the initial production module. This has allowed the Company to generate a large amount of actual production data, and results have steadily improved to the point where precious and base metal values are being liberated at favorable rates. Regarding the most economically important metal, lab assays from the wet milled slag now approximate 0.40 ounces of gold per ton. These internal results are in line with management’s expectations.

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The Company’s technical team believes that the Crushing/Grinding circuit is currently operating close to the “sweet spot” of productivity. Once the Crushing/Grinding circuit has been configured to run continuously at optimum productivity levels, the Company believes it will be able to proceed with the operation of all circuits within the production module.

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In developing feed for the Crushing/Grinding circuit, the Company collected samples from 36 sixteen-foot-deep trenches spaced randomly across the slag pile area and found the contents to be uniform. This is also consistent with results from previously reported sampling and drilling programs.

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The Copper Extraction Circuit is currently operating on a batch basis, with over 400 pounds of copper recovered during the testing phase. The Zinc Electrowinning Circuit is ready to become operational.

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The Company determined that it needed specialty expertise in dealing with milling and leaching hard, abrasive and refractory material similar to that found in the Clarkdale Slag Pile. Therefore, the Company has engaged a new team of independent engineers with appropriate experience. Mountain States R&D International (MSRDI) has agreed to step aside and allow the new team to take responsibility for working with Clarkdale personnel and consultants to achieve optimum continuous production and the independent confirmation of results.

Historical Perspective

Searchlight Minerals Corp. has been working on the Clarkdale Slag Project for over four years. Previous work performed by the Company and its independent engineers, has shown that the slag pile contains significant amounts of metals of commercial interest, including gold (Au), silver (Ag), copper (Cu), and zinc (Zn).

MSRDI, a Tucson-based metallurgical consulting firm, conducted a chain-of-custody drilling and bulk sample program on the slag pile during the years 2005 and 2006. Independent Mining Consultants (IMC), an independent provider of engineering services to the mining industry, completed the tonnage and grade calculations, based on data that MSRDI derived from a grid of 18 sonic drill holes. The results of these programs, as reported by MSRDI (September 2006) and IMC (May 2007) and summarized below, represent independent estimates of the precious and base metals contained in the slag pile.

Results	Au (opt)	Ag (opt)	Cu (%)	Zn (%)	Fe (%)
MSRDI: 18 Drill Hole Average	0.46	0.13	0.37	2.47	33.1
MSRDI: 750 lb Bulk Sample Average	0.42	0.06	0.35	2.88	31.0
IMC: 20.2 Million tons	0.50	0.10	0.34	2.46	33.2

Subsequent pilot plant work (600-lb. to 1000-lb. tests) and an internal pre-feasibility study further indicated that commercial extraction of the precious and base metals was potentially viable. The Company and its engineers then designed and built an initial production module at Clarkdale to ascertain the commercial feasibility of the extraction process and the Project.

The production module, which was designed to process slag material at a rate of 100 to 250 tons per day (tpd), commenced start-up operations in early 2009, with a focus on the most critical components, primarily the Crushing/Grinding Circuit.

Current Plant Operations & Results

As required in permits issued by the Town of Clarkdale, the production module was engineered and installed in a pre-existing building, which was upgraded to meet current code requirements. On a cumulative basis, approximately 50 consultants were retained by the Company to complete the facility. The plant is now staffed twenty-four hours a day, seven days a week, and once the entire plant is ready for continuous operations, the existing well-trained work force will be capable of operating all process components.

The production module consists of four primary process components:

1.	Crushing/Grinding
2.	Leaching/Filtration
3.	Au/Ag Extraction = Ion Exchange Resins (IX)
4.	Cu/Zn Extraction = Solvent Extraction Electrowinning (SXEW)

The technical challenge is significantly concentrated in the Crushing/Grinding process, and the Company has focused a large amount of time and effort to optimize the efficiency of this circuit.  Successful “mechanical liberation” of the metals from their encapsulation within the highly refractory and abrasive slag is believed to be the key to success of the Project. Under-grinding does not sufficiently liberate the metals, while over-grinding creates finer silicates and carbon that inhibit metals recovery.  Management believes that the grinding parameters required for maximizing the metal values liberated by the large vibratory mill have now been well defined.

The Company has generated a large amount of actual production data in recent months, and results have steadily improved to the point where precious and base metal values are being liberated at consistently favorable rates.  While the Clarkdale technical team has achieved both higher and lower metal liberation while seeking to optimize the Crushing/Grinding circuit, the process has been engineered to liberate metals in amounts consistent with the results achieved in previous independent work.  Such results are in line with management’s expectations.

A wide range of analytical protocols has been used to quantify the liberation of the metals from the milled slag. The majority of this work has involved analysis of leach solutions.  As a standard practice, Searchlight has utilized several independent laboratories to confirm and support the on-site lab work.

Since start-up commenced in early 2009, over 125 batch and/or continuous runs of up to 16 hours have been completed through the Crushing/Grinding circuit at the production module.  Since early July 2009, over 200 tons of slag material have been processed and tested. The bulk samples used as feed are representative of the entire slag pile.  Samples have been taken from all over the surface of the 45-acre slag pile (36 sixteen-foot deep back-hoe trenches), and the contents were found to be uniform.

Concurrent with work on the Crushing/Grinding circuit, the Company has made significant progress on leaching and extraction.  Technical personnel have been testing the vibratory milled product in limited volumes, and loading the pregnant solution on ion exchange (IX) resins, producing dore (gold, silver) metal. These leaching and extraction activities have been conducted in the plant’s laboratory and in small pilot circuits that are representative of the full-scale leaching and ion-exchange resin equipment that has been installed and awaits the transition to continuous plant operations.  Work has also been completed on the base metal (copper and zinc) extraction circuits, with over 400 pounds of copper having been recovered to date.

Work Program Going Forward

To help optimize and operate the Crushing/Grinding circuit on a continuous basis, the Company has engaged a new team of engineers with extensive international experience in milling and leaching hard, abrasive and refractory material similar to that found in the slag pile.  The Company is currently awaiting the new engineering team’s recommendations regarding further optimization of all four primary processing circuits, with their initial recommendations focusing upon the Crushing/Grinding, Leaching/Filtration circuits.

The technical team has learned an immense amount about the intricacies of processing large quantities of slag by operating the production module over the past several months. As expected, some challenges remain, primarily involving the rate of throughput and the amount of wear on certain grinding components caused by the abrasiveness of the slag material. However, the Company believes these issues can be resolved.

Highly abrasive carbon-rich ferro-silicates (containing carbon, iron and silica) comprise about 90% of the slag, and this has required the Company to seek out the most advanced hard facing technology and wear-resistant surfacing media. Also, while the Crushing/Grinding circuit is designed for a throughput of at least 4.5 tph, it was necessary to start up the circuit at 1.5 tph in order to “debug” all equipment, circuits, and plumbing components. Full throughput has recently been achieved, but the Company is still working to optimize the pulp density and production rate necessary for maximum metal liberation by the large vibratory mill.

“The most significant risk at Clarkdale has always involved proving that the Crushing/Grinding circuit could liberate the precious metals from the slag, and we are very pleased to report success in this regard,” noted Ian McNeil, Chief Executive Officer of Searchlight Minerals Corp. “We are now working to optimize the amount of metals that can be liberated in the most efficient manner and are very pleased with the progress achieved to date.”

“The leach circuit is ready to receive the slurry from the crushing and grinding circuit, and the filtration circuit is operational at design capacity. The gold and silver ion exchange resin circuit is operational and the solvent exchange electrowinning circuit is fully operational for copper and approaching operational status for zinc.”

“The Company’s short-term goal involves operating the entire module on a continuous basis, and we believe this can be achieved within the next several weeks, assuming the timely delivery of parts and equipment that have been modified to handle the abrasive nature of the slag material. This will allow the Company to confirm recovery and grades of both the gold/silver and copper/zinc circuits.”

“Our ultimate goal is to have a continuously running plant with measurable production output that can serve as the foundation for our full feasibility study,” continued McNeil. “We will continue to work closely with our staff and engineering consultants to maximize productivity and confirm the economic feasibility of precious and base metals extraction from the Project. Once this has been accomplished, we can move forward with the financing and construction of a planned 2,000 tpd commercial facility at Clarkdale.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a minerals exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ores mined at the United Verde Copper Mine in Jerome, Arizona; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological or other work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com